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EXHIBIT 11.1

Statement of Computation of Earnings Per Share

The following table set forth the computation of basic and diluted earnings per share:

                                                                                   Years ended October 31,
                                                                    --------------------------------------------------------
                                                                         2000                 2001                 2002
                                                                    --------------       --------------       --------------
Numerator:
  Net (loss) income from continuing operations..........                $(670,620)          $1,023,157             $570,523
  Preferred Stock dividends.............................                 (624,828)            (112,500)                  --
  Redemption of preferred stock.........................                       --              721,816                   --
  Cumulative effect of change in accounting principle...                       --             (576,001)                  --
                                                                    -------------        -------------        -------------
  Net (loss) income from continuing operations
    available to common stockholders before                                                                         570,523
    extraordinary gain..................................               (1,295,448)           1,056,472
                                                                    =============        =============        =============
Denominator:
Denominator for basic earnings per share-weighted-average
  shares................................................                9,580,112           10,111,364            9,947,675
Effect of dilutive securities:
  Employee stock options................................                       --               36,899              863,835
  Convertible preferred stock...........................                       --            2,314,969                   --
                                                                    -------------        -------------        -------------
  Dilutive potential common shares......................                       --            2,351,868              863,853
                                                                    -------------        -------------        -------------
Denominator for diluted earnings per share - adjusted
  weighted-average shares and assumed conversions.......                9,580,112           12,463,232           10,811,510
                                                                    -------------        -------------        -------------

Loss (earnings) per share from continuing operations,
basic:                                                                     $(0.14)              $ 0.10               $ 0.06
                                                                    =============        =============        =============

Loss (earnings) per share from continuing operations,
diluted:                                                                   $(0.14)              $ 0.08               $ 0.05
                                                                    =============        =============        =============